                                                 JDA INVESTOR RELATIONS CONTACT:
JDA SOFTWARE GROUP, INC.                 Lawrence Delaney, Jr., The Berlin Group
                                      Tel: (310) 577-5282; larry@berlingroup.com
NEWS RELEASE
                                                   JDA PUBLIC RELATIONS CONTACT:
                              Maureen Tuskai, Director, Corporate Communications
                                     Tel: (480) 308-3233; maureen.tuskai@jda.com


        JDA SOFTWARE ANNOUNCES PLAN TO BUY BACK UP TO TWO MILLION SHARES

SCOTTSDALE, ARIZ. - OCTOBER 25, 2000 - JDA(R) SOFTWARE GROUP, INC. (NASDAQ:
JDAS) today announced that its Board of Directors has authorized a repurchase of up to two million shares of the Company's outstanding common stock. Under the buy-back plan, the Company may periodically repurchase shares on the open market at prevailing market prices or in privately negotiated transactions from time to time over the next 12 months. JDA's management will make purchase decisions based upon market conditions and other considerations.

         "We appreciate the support from our Board of Directors who believe that JDA's shares are undervalued at the current price and do not reflect the value of the Company's underlying assets, competitive position and current as well as future prospects," commented KRIS MAGNUSON, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER. "With our excellent cash position, we can enhance shareholder value by implementing this buy-back program without compromising our ability to move forward with our growth plans."

         The repurchased shares will be held as treasury shares and used in part to reduce the dilution from the company stock option plans and employee stock purchase plans. JDA had 24,550,000 shares outstanding as of October 24, 2000.

ABOUT JDA SOFTWARE GROUP, INC.

         With more than 1,000 retail and 2,500 manufacturing clients, JDA Software Group, Inc. (NASDAQ:JDAS) is the global leader in providing integrated software and professional services that address real-world issues to help multi-channel companies manage their mission critical operations. By capitalizing on its market position and financial strength, JDA commits significant resources in furthering its next generation of retail intelligent solutions that exploit the power of the Internet to meet emerging business needs. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs approximately 1,100 associates operating from 26 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more information, visit JDA at http://www.jda.com.

                                      -30-

         Forward-looking statements contained in this press release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements such as those concerning our growth plans and future prospects, are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are


For Immediate Release                                                       More

Page 2
JDA Announces Stock Buy-Back Plan



described from time to time in the "Risk Factors" section of JDA's filings with the Securities and Exchange Commission. JDA undertakes no obligation to update information in this release.

         "JDA" is a registered trademark of JDA Software Group. Any trade, product or service name referenced in this document using the name "JDA" is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.